Exhibit 99.1

China Organic Agriculture Reports Revenues of $4.1 Million and Net Income of $1.7 Million for Q1 2007

Company Reports Increased Profit Margins and Revenue Gains Based on Increased Production Capacity and Growing Customer Base

Beijing, China--China Organic Agriculture, Inc. (OTCBB: INEL - News), announced today financial results for the first quarter of fiscal 2007. The Company generated $4.1 million in revenues for the period, a 30% increase when compared to the $3.1 million for the comparable period the previous year. Increased revenues are attributed to ever-expanding production capacity to meet the demands of a growing customer base.

China Organic reported that gross profit margin for the three months ending March 31, 2007 was 43.9% compared to 42.5% for the three months ending March 31, 2006.

Income from operations for the three months ended March 31, 2007 was $1,719,083 or 41.8% of net Sales as compared to income from operations of $1,271,996 for the three months ending March 31, 2006 or 40.0% of net Sales.

Net income was $1,720,495 or 41.8% of net sales for the three months ending March 31, 2007, compared to $1,273,548 or 40.1% of net sales for the three months ending March 31, 2006.

"Historically operations and short term financing have been sufficient to meet our cash needs," said Jian Lin, Chief Executive Officer of China Organic. "We believe that we will be able to generate revenues from sales and raise capital through private placement offerings of our equity securities to provide the necessary cash flow to meet anticipated working capital requirements." The Company believes that the funds available from operations are adequate to meet operating needs for the remainder of 2007.

China Organic Agriculture, Inc. (CAOI) (formerly Industrial Electric Services, Inc.) (IESI) was incorporated on August 5, 2005, in the state of Florida. The company has two wholly owned subsidiaries. China Organic Agriculture, Ltd.
(CAOL), was incorporated on August 10, 2006 under the laws of the British Virgin Islands and Jilin Songyuan City ErMaPao Green Rice Ltd (ErMaPao), was established in 2002 under the laws of The Peoples' Republic of China. (COAL) owns 100% of ErMaPao. The Company is engaged in the business of rice production and processing.

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On March 15, 2007, (CAOI), formerly (IESI), through a reverse merger, issued
27,448,776 shares of stock in consideration for all the outstanding shares of
(COAL). The accompanying financial statements present the pro-forma historical financial condition, results of operations and cash flows of the operating company prior to the merger. The reorganization of the Company was treated as an acquisition by the accounting acquiree that is being accounted for as a recapitalization and as a reverse merger by the legal acquirer for accounting purposes. Please visit our website at www.chinaorganicagriculture.com for more information.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of China Organic could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rate and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

Contact:
Trilogy Capital Partners
Financial Communications:
Ryon Harms, Toll-free: 800-592-6067
ryon@trilogy-capital.com